Exhibit 99.2

NEWS RELEASE

Williams Industrial Services Group Inc. ♦ 100 Crescent Centre Parkway, Suite 1240 ♦ Tucker, GA 30084

FOR IMMEDIATE RELEASE

Williams Industrial Services Group Reports Third Quarter 2019 Financial Results

•	Growth in Canada nuclear projects drove revenue in quarter up 6.3% to $56.9 million
•	Net loss in quarter improved to $0.3 million from $13.5 million last year; Net income in first nine months of 2019 was $2.0 million
•	Adjusted EBITDA[1] was $1.8 million and $8.4 million, for quarter and nine-month period, respectively; On track to achieve goal of $10 million to $12 million in adjusted EBITDA for full year
•	Refinancing debt during fourth quarter to support growth working capital needs
•	Separately announced today the plan for a $7.0 million rights offering with a full backstop commitment by the Company’s largest shareholder
•	Delivering on strategy to scale business with diversified sources of revenue
✓	Backlog at end of quarter was $390.6 million; Expect $125 million to $175 million in new awards, pending purchase orders and anticipated pipeline wins by year end
✓	Total projected year-end backlog of $465 million to $515 million, including $195 million to $215 million of backlog convertible to revenue in 2020
✓	Plan to announce final year-end total and 2020 convertible backlog prior to reporting fourth quarter 2019 results

ATLANTA, November 14, 2019 – Williams Industrial Services Group Inc. (OTCQX: WLMS) (“Williams” or the “Company”), a construction and maintenance services company, today reported its financial results for its third quarter and nine months ended September 30, 2019. Unless otherwise noted, amounts and disclosures throughout this release relate to continuing operations.

Tracy Pagliara, President and CEO of Williams, commented, “Our third quarter results are validation that we are on track to meet our 2019 goals, as follows:

•	Achieve our 2019 financial guidance;
•	Grow meaningful backlog with a more diversified revenue base, consistent with our strategic plan;
•	Refinance our debt in order to capitalize on the significant potential to scale our business; and

1See NOTE 1—Non-GAAP Financial Measures in the attached tables for important disclosures regarding Williams’ use of adjusted EBITDA, as well as a reconciliation of income (loss) from continuing operations to adjusted EBITDA.

Williams Industrial Services Group Reports Third Quarter 2019 Financial Results

November 14, 2019

•	Strengthen our corporate infrastructure to further advance our strategic plan, including our planned uplisting to a major exchange in 2020 to drive greater shareholder value.

We are on track at nine-months into 2019 to achieve our revenue and adjusted EBITDA expectations. Importantly, since the end of the third quarter, we have been diligently working to finalize orders that would expand our total backlog by year end to approximately $465 million to $515 million, including convertible backlog for 2020 of approximately $195 million to $215 million.”

Mr. Pagliara added, “We are aggressively pursuing the completion of our debt refinancing to provide additional working capital to fund our strategic growth initiatives and the strong demand for our services. The refinancing process is expected to be completed by year end. In addition, we also have filed a registration statement for a $7.0 million rights offering with a full backstop by our largest shareholder. The proceeds from the rights offering will provide additional working capital for our growth.”

Third Quarter 2019 Financial Results Review (compared with the prior-year period unless noted otherwise)

Third Quarter 2019 Revenue Bridge*

(in millions)	$ Change
Third quarter 2018 revenue	$53.5
Canada	5.0
Net change in project revenue	0.1
Timing related to Plant Vogtle Units 3 and 4	(0.3)
Timing of decommissioning projects	(1.4)
Total change	3.4
Third quarter 2019 revenue	$56.9

*Numbers may not sum due to rounding

Revenue in the third quarter grew $3.4 million, or 6.3%, as growth in Canada and other nuclear services and fossil fuel project activity more than offset fluctuations in demand from timing on project engagements in decommissioning and other markets. The growth in nuclear project activity in Canada was the result of the Company entering this new end market during 2018.

Gross profit was $6.0 million, or 10.5% of revenue, compared with $10.2 million, or 19.1% of revenue. Last year’s third quarter gross profit and margin included the early termination of a fixed-price nuclear project that contributed $3.3 million to gross profit. In addition, gross profit and margin in the 2019 third quarter were impacted by a $1.3 million loss on a fixed-price fossil project.

Operating expenses were $5.2 million, down $4.3 million, or 45.2%. As a percentage of revenue, selling, general and administrative expenses (“SG&A”) were 9.1%. The considerable reduction in expenses was the result of the completed restructuring achievements in 2018, including $1.4 million lower compensation and other employee related expenses. The third quarter of 2018 also had $1.4 million of restructuring expenses.

Interest expense was $1.5 million for the quarter compared with $3.6 million in the prior-year period, reflecting lower interest rates.

Year-to-Date 2019 Financial Results Review (compared with the prior-year period unless noted otherwise)

Year-to-Date 2019 Revenue Bridge*

(in millions)	$ Change
2018 revenue	$144.6
Timing of scheduled outage	16.7
Net change in project revenue	13.5
Canada	11.0
Timing related to Plant Vogtle Units 3 and 4	(0.6)
Timing of decommissioning projects	(6.2)
Total change	34.4
2019 revenue	$179.0

Williams Industrial Services Group Reports Third Quarter 2019 Financial Results

November 14, 2019

*Numbers may not sum due to rounding

Revenue for the first nine months of 2019 was up $34.4 million, or 23.8%, primarily due to work related to a scheduled nuclear outage in the second quarter, growth from entry into the nuclear industry in Canada, expansion into the midstream oil & gas industry and increased revenue from other nuclear projects. This growth was partially offset by lower revenue from decommissioning due to timing of a customer’s project.

Gross profit was $21.8 million, down  $1.6 million from the prior-year period. Gross margin was 12.2% and 16.2%, in the 2019 and 2018 periods, respectively. The decline in gross margin from the prior-year period was for reasons similar to the quarter, primarily the early termination of a lump sum nuclear project that contributed $3.4 million to gross profit in the 2018 nine-month period.

Operating expenses were down $10.2 million to $17.0 million, due mostly to the reduction in employee-related expenses, including severance, from the restructuring that was completed at the end of 2018, and decreased professional fees related to restructuring and the Company’s restatement process. As a percentage of revenue, SG&A was 9.4%.

Balance Sheet

As of September 30, 2019, Williams had $2.5 million in cash, including restricted cash. During 2018, the Company refinanced its term-debt facility with a four-year, $35.0 million term loan and also secured a three-year, $15.0 million revolving credit facility.

The Company plans to refinance its debt by the end of 2019 to provide greater capacity to fund its growth initiatives. Williams separately announced the filing of a registration statement for a $7.0 million rights offering with a full backstop commitment by the Company’s largest shareholder.

Backlog

	Three Months Ended September 30, 2019	Nine Months Ended September 30, 2019
Backlog - beginning of period	$409,019	$501,604
New awards	11,661	30,844
Adjustments and cancellations, net	26,815	37,165
Revenue recognized	(56,862)	(178,980)
Backlog - end of period	$390,633	$390,633

Total backlog as of September 30, 2019 was $390.6 million, compared with $409.0 million at June 30, 2019 and $501.6 million at December 31, 2018. The reduction in backlog from the end of 2018 primarily resulted from the work completed on a customer’s planned nuclear outage and completion of several projects in the quarter and nine month period.

Williams estimates that approximately $151.3 million, or 38.7% of total backlog, will be converted to revenue in the next twelve months. This compares with $138.3 million of backlog at June 30, 2019, and $173.3 million of backlog at December 31, 2018, that the Company anticipated would be converted to revenue over the succeeding twelve-month period.

Based on new awards, pending purchase orders and anticipated pipeline wins in the fourth quarter, Williams expects total backlog at year end to be approximately $465 million to $515 million, including convertible backlog for 2020 of approximately $195 million to $215 million.

Outlook

2019 Guidance
Revenue:	$230 million to $240 million, 24% year-over-year growth at midpoint of range
Gross margin:	11% to 13%
SG&A:	8% to 9% of revenue
Adjusted EBITDA (from continuing operations)*:	$10 million to $12 million

*See Note 1—Non-GAAP Financial Measures for information regarding the use of adjusted EBITDA and forward-looking non-GAAP financial measures.

Mr. Pagliara concluded, “After the successful restructuring of our business in 2018, we began this year with great optimism

Williams Industrial Services Group Reports Third Quarter 2019 Financial Results

November 14, 2019

and resolve to take Williams to the next level. After finalizing our strategic plan in early January, we have vigorously pursued our goals for 2019 to advance that plan.  We remain on track to meet each of those goals. Among other things, the expected diversified growth in our backlog by year end is a validation of the strength of our plan and the commitment of our leadership team to fulfill the tremendous potential of Williams. To that end, we plan to end 2019 strong and for 2020 to be another year of revenue and profitability growth to reward our shareholders for their continued patience and support.”

Webcast and Teleconference

The Company will host a conference call on Friday,  November 15, 2019, at 10:00 a.m. Eastern time. A webcast of the call and an accompanying slide presentation will be available at www.wisgrp.com. To access the conference call by telephone, listeners should dial 201-493-6780.

An audio replay of the call will be available from 1:00  p.m. Eastern time on the day of the teleconference until the end of day on November 29, 2019. To listen to the audio replay, dial 412-317-6671 and enter conference ID number 13696050. Alternatively, you may access the webcast replay at http://ir.wisgrp.com/, where a transcript will be posted once available.

About Williams

Williams Industrial Services Group has been safely helping plant owners and operators enhance asset value for more than 50 years. The Company provides a broad range of construction, maintenance and modification, and support services to customers in energy, power and industrial end markets. Williams’ mission is to be the preferred provider of construction, maintenance, and specialty services through commitment to superior safety performance, focus on innovation, and dedication to delivering unsurpassed value to its customers.

Additional information about Williams can be found on its website: www.wisgrp.com.

Forward-looking Statement Disclaimer

This press release contains “forward-looking statements” within the meaning of the term set forth in the Private Securities Litigation Reform Act of 1995. The forward-looking statements include statements or expectations regarding the Company’s ability to realize opportunities and successfully achieve its growth and strategic initiatives, such as midstream oil & gas opportunities, water-related projects and expansion into Canada, as well as expectations for future growth of revenue, profitability and earnings, including the Company’s ability to grow its core business, expand its customer base, increase backlog and convert backlog to revenue, as well as revenue, profitability and earnings, the Company’s ability to refinance its existing debt and to consummate the proposed rights offering, the Company’s ability to uplist to a major exchange in 2020, the continuing impact of the Company’s cost reduction, reorganization and restructuring efforts, expectations relating to the Company’s performance, expected work in the energy and industrial markets, and other related matters. These statements reflect the Company’s current views of future events and financial performance and are subject to a number of risks and uncertainties, including its ability to comply with the terms of its debt instruments and access letters of credit, ability to implement strategic initiatives, business plans, and liquidity plans, and ability to implement and maintain effective internal control over financial reporting and disclosure controls and procedures. Actual results, performance or achievements may differ materially from those expressed or implied in the forward-looking statements. Additional risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, reduced need for construction or maintenance services in the Company’s targeted markets, or increased regulation of such markets, loss of any of the Company’s major customers, whether pursuant to the loss of pending or future bids for either new business or an extension of existing business, termination of customer or vendor relationships, cost increases and project cost overruns, unforeseen schedule delays, poor performance by its subcontractors, cancellation of projects, competition, including competitors being awarded business by current customers, damage to the Company’s reputation, warranty or product liability claims, increased exposure to environmental or other liabilities, failure to comply with various laws and regulations, failure to attract and retain highly-qualified personnel, loss of customer relationships with critical personnel, volatility of the Company’s stock price, deterioration or uncertainty of credit markets, and changes in the economic,  social and political conditions in the United States, including the banking environment or monetary policy.

Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s filings with the U.S. Securities and Exchange Commission, including the section of the Annual Report on Form 10-K for its 2018 fiscal year titled “Risk Factors.” Any forward-looking statement speaks only as of the date of this press release. Except as may be required by applicable law, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, and you are cautioned not to rely upon them unduly.

Investor Relations Contact:

Deborah K. Pawlowski

Kei Advisors LLC

(716) 843-3908

dpawlowski@keiadvisors.com

Financial Tables Follow.

Williams Industrial Services Group Reports Third Quarter 2019 Financial Results

November 14, 2019

WILLIAMS INDUSTRIAL SERVICES GROUP INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands, except share and per share amounts)	2019	2018	2019	2018
Revenue	$56,862	$53,467	$178,980	$144,563
Cost of revenue	50,906	43,255	157,150	121,154

Gross profit	5,956	10,212	21,830	23,409
Gross margin	10.5%	19.1%	12.2%	16.2%

Selling and marketing expenses	63	397	468	1,299
General and administrative expenses	5,091	7,529	16,327	21,645
Restructuring charges	—	1,436	—	3,661
Depreciation and amortization expense	77	192	225	633
Total operating expenses	5,231	9,554	17,020	27,238

Operating income (loss)	725	658	4,810	(3,829)
Operating margin	1.3%	1.2%	2.7%	(2.6)%

Interest expense, net	1,511	3,622	4,504	7,397
Other (income) expense, net	(485)	(339)	(1,153)	(844)
Total other (income) expenses, net	1,026	3,283	3,351	6,553

Income (loss) from continuing operations before income tax	(301)	(2,625)	1,459	(10,382)
Income tax expense (benefit)	62	215	141	720
Income (loss) from continuing operations	(363)	(2,840)	1,318	(11,102)

Loss from discontinued operations before income tax	(54)	(10,619)	(175)	(14,522)
Income tax expense (benefit)	(97)	17	(845)	(666)
Income (loss) from discontinued operations	43	(10,636)	670	(13,856)

Net income (loss)	$(320)	$(13,476)	$1,988	$(24,958)

Basic earnings (loss) per common share
Income (loss) from continuing operations	$(0.02)	$(0.16)	$0.07	$(0.61)
Income (loss) from discontinued operations	—	(0.58)	0.04	(0.76)
Basic earnings (loss) per common share	$(0.02)	$(0.74)	$0.11	$(1.37)

Diluted earnings (loss) per common share
Income (loss) from continuing operations	$(0.02)	$(0.16)	$0.07	$(0.61)
Income (loss) from discontinued operations	—	(0.58)	0.03	(0.76)
Diluted earnings (loss) per common share	$(0.02)	$(0.74)	$0.10	$(1.37)

Weighted average common shares outstanding (basic)	18,732,402	18,315,180	18,653,301	18,164,141
Weighted average common shares outstanding (diluted)	18,732,402	18,315,180	18,976,619	18,164,141

Williams Industrial Services Group Reports Third Quarter 2019 Financial Results

November 14, 2019

WILLIAMS INDUSTRIAL SERVICES GROUP INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

($ in thousands, except share and per share amounts)	September 30, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$2,004	$4,475
Restricted cash	468	467
Accounts receivable, net of allowance of $193 and $140, respectively	30,514	22,724
Contract assets	12,377	8,218
Other current assets	3,653	1,735
Total current assets	49,016	37,619

Property, plant and equipment, net	285	335
Goodwill	35,400	35,400
Intangible assets, net	12,500	12,500
Other long-term assets	8,752	1,650
Total assets	$105,953	$87,504

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$10,969	$2,953
Accrued compensation and benefits	9,233	10,859
Contract liabilities	5,317	3,278
Short-term borrowings	3,898	3,274
Current portion of long-term debt	700	525
Other current liabilities	9,807	5,518
Current liabilities of discontinued operations	342	640
Total current liabilities	40,266	27,047
Long-term debt, net	32,738	32,978
Deferred tax liabilities	2,614	2,682
Other long-term liabilities	4,736	1,396
Long-term liabilities of discontinued operations	4,466	5,188
Total liabilities	84,820	69,291
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, 170,000,000 shares authorized and 19,794,270 and 19,767,605 shares issued, respectively, and 19,057,195 and 18,660,218 shares outstanding, respectively	198	197
Paid-in capital	81,380	80,424
Accumulated other comprehensive loss	(27)	—
Accumulated deficit	(60,409)	(62,397)
Treasury stock, at par (737,075 and 1,107,387 common shares, respectively)	(9)	(11)
Total stockholders’ equity	21,133	18,213
Total liabilities and stockholders’ equity	$105,953	$87,504

Williams Industrial Services Group Reports Third Quarter 2019 Financial Results

November 14, 2019

WILLIAMS INDUSTRIAL SERVICES GROUP INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine Months Ended September 30,
(in thousands)	2019	2018
Operating activities:
Net income (loss)	$1,988	$(24,958)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Net (income) loss from discontinued operations	(670)	13,856
Deferred income tax provision (benefit)	(68)	608
Depreciation and amortization on plant, property and equipment and intangible assets	225	633
Amortization of deferred financing costs	462	1,475
Loss on disposals of property, plant and equipment	—	210
Bad debt expense	53	(90)
Stock-based compensation	1,114	697
Paid-in-kind interest	—	1,964
Restructuring charges	—	3,661
Changes in operating assets and liabilities, net of businesses acquired and sold:
Accounts receivable	(7,843)	(2,860)
Contract assets	(4,159)	2,336
Other current assets	(1,918)	2,453
Other assets	1,404	(1,400)
Accounts payable	8,016	2,021
Accrued and other liabilities	(2,705)	3,643
Contract liabilities	2,039	(4,261)
Net cash provided by (used in) operating activities, continuing operations	(2,062)	(12)
Net cash provided by (used in) operating activities, discontinued operations	(350)	(6,685)
Net cash provided by (used in) operating activities	(2,412)	(6,697)
Investing activities:
Purchase of property, plant and equipment	(178)	(123)
Net cash provided by (used in) investing activities, continuing operations	(178)	(123)
Net cash provided by (used in) investing activities, discontinued operations	—	319
Net cash provided by (used in) investing activities	(178)	196
Financing activities:
Repurchase of stock-based awards for payment of statutory taxes due on stock-based compensation	(154)	(351)
Debt issuance costs	—	(1,520)
Proceeds from short-term borrowings	163,040	—
Repayments of short-term borrowings	(162,416)	—
Proceeds from long-term debt	—	33,679
Repayments of long-term debt	(350)	(31,154)
Net cash provided by (used in) financing activities, continuing operations	120	654
Net cash provided by (used in) financing activities, discontinued operations	—	—
Net cash provided by (used in) financing activities	120	654
Net change in cash, cash equivalents and restricted cash	(2,470)	(5,847)
Cash, cash equivalents and restricted cash, beginning of period	4,942	16,156
Cash, cash equivalents and restricted cash, end of period	$2,472	$10,309

Supplemental Disclosures:
Cash paid for interest	$3,527	$3,555
Cash paid for income taxes, net of refunds	$—	$16
Noncash amendment fee related to term loan	$—	$4,000

Williams Industrial Services Group Reports Third Quarter 2019 Financial Results

November 14, 2019

WILLIAMS INDUSTRIAL SERVICES GROUP INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURE (UNAUDITED)

This press release contains financial measures not derived in accordance with accounting principles generally accepted in the United States (“GAAP”). A reconciliation to the most comparable GAAP measure is provided below.

ADJUSTED EBITDA-CONTINUING OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2019	2018	2019	2018
Net income (loss)-continuing operations	$(363)	$(2,840)	$1,318	$(11,102)
Add back:
Interest expense, net	1,511	3,622	4,504	7,397
Income tax expense (benefit)	62	215	141	720
Depreciation and amortization expense	77	192	225	633
Stock-based compensation	120	190	1,011	697
Severance costs	125	—	449	—
Other nonrecurring expenses	—	—	241	—
Franchise taxes	64	72	192	202
Loss on other receivables	—	—	189	—
Consulting expenses-remediation	152	—	152	—
Bank restructuring costs	116	—	137	—
Foreign currency gain	(27)	—	(186)	—
Restructuring charges	—	1,436	—	3,661
Asset disposition costs	—	—	—	815
Restatement expenses	—	—	—	160
Adjusted EBITDA-continuing operations	$1,837	$2,887	$8,373	$3,183

NOTE 1—Non-GAAP Financial Measures

Adjusted EBITDA

Adjusted EBITDA is not calculated through the application of GAAP and is not the required form of disclosure by the U.S. Securities and Exchange Commission. Adjusted EBITDA is the sum of our net income (loss) before interest expense, net, and income tax (benefit) expense and unusual gains or charges. It also excludes non-cash charges such as depreciation and amortization. The Company’s management believes adjusted EBITDA is an important measure of operating performance because it allows management, investors and others to evaluate and compare the performance of its core operations from period to period by removing the impact of the capital structure (interest), tangible and intangible asset base (depreciation and amortization), taxes and unusual gains or charges (stock-based compensation, severance costs, other nonrecurring expenses, franchise taxes, loss on other receivables, consulting expenses to develop corporate strategies, bank restructuring costs, foreign currency gain, restructuring charges, asset disposition charges and restatement expenses), which are not always commensurate with the reporting period in which such items are included. Williams’ credit facility also contains ratios based on EBITDA. Adjusted EBITDA should not be considered an alternative to net income or as a better measure of liquidity than net cash flows from operating activities, as determined by GAAP, and, therefore, should not be used in isolation from, but in conjunction with, the GAAP measures. The use of any non-GAAP measure may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.

Note Regarding Forward-Looking Non-GAAP Financial Measures

The Company does not provide a reconciliation of forward-looking non-GAAP financial measures to their comparable GAAP financial measures because it could not do so without unreasonable effort due to the unavailability of the information needed to calculate reconciling items and due to the variability, complexity and limited visibility of the adjusting items that would be excluded from the non-GAAP financial measures in future periods. When planning, forecasting and analyzing future periods, the Company does so primarily on a non-GAAP basis without preparing a GAAP analysis.